EXHIBIT 2.4

Articles of Merger
(Profit Corporations)

The following articles of merger are submitted in accordance with the Florida Business Corporation Act, pursuant to section 607.1105, Florida Statutes.

First: The name and jurisdiction of the surviving corporation:

Name	Jurisdiction	Document Number

Aspen Group, Inc.	Delaware

Second: The name and jurisdiction of each merging corporation:

Name	Jurisdiction	Document Number

Elite Nutritional Brands, Inc.	Florida	P10000016795

Third: The plan of merger is attached.

Fourth: The merger shall become effective on the date the Articles of Merger are filed with the Florida Department of State.

Fifth: The Plan of Merger was adopted by the board of directors of the surviving corporation on 02/15/12 and shareholder approval was not required.

Sixth: The Plan of Merger was adopted by the board of directors of the merging corporation(s) on 02/15/12 and shareholder approval was not required.

Seventh: Signatures for each corporation

Name of Corporation	Signature of an Officer or Director	Printed Name of Officer or Director

Aspen Group, Inc.	/s/ Don Ptalis	Don Ptalis, CEO

Elite Nutritional Brands, Inc.	/s/ Don Ptalis	Don Ptalis, CEO

ATTACHMENT

AGREEMENT AND PLAN OF MERGER
By and Between
ASPEN GROUP, INC.
and
ELIT NUTRITIONAL BRANDS, INC.

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (the "Plan") is adopted as February 15, 2012, by and between Elite Nutritional Brands, Inc., a Florida corporation ("Elite Nutritional Brands"), and Aspen Group, Inc., a Delaware corporation and a wholly owned subsidiary of Elite Nutritional Brands ("Aspen Group").

WHEREAS, Elite Nutritional Brands is a corporation duly organized and existing under the laws of the State of Florida.;

WHEREAS, Aspen Group is a corporation duly organized and existing under the laws of the State of Delaware;

WHEREAS, as of the date hereof, Elite Nutritional Brands has authority to issue 300,000,000 shares consisting of 300,000,000 shares of common stock, $0.0001 par value per share ("Florida Common Stock") of which 122,400,000 shares are issued and outstanding;

WHEREAS, as of the date hereof, Aspen Group has authority to issue 125,000,000 shares consisting of 120,000,000 shares of common stock. $0.001 par value per share ("Delaware Common Stock"), of which Ten shares are issued and outstanding, and 10,000 shares of preferred stock par value $0.001 per share ("Delaware Preferred Stock"); none of which shares of Delaware Preferred Stock are issued and outstanding;

WHEREAS, on the date hereof, the Ten shares of Delaware Common Stock issued and outstanding are owned by Elite Nutritional Brands;

WHEREAS, the respective boards of directors of Aspen Group and Elite Nutritional Brands have determined that, for the purpose of effecting the reincorporation of Elite Nutritional Brands in the State of Delaware, it is advisable and in the best interests of such corporations and their respective shareholders that Elite Nutritional Brands merge with and into Aspen Group upon the terms and conditions herein provided;

WHEREAS, the respective boards of directors of Aspen Group and Elite Nutritional Brands have approved this Plan; and

WHEREAS, the respective shareholders of Aspen Group and Elite Nutritional Brands have approved this Plan.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, Elite Nutritional Brands and Aspen Group hereby agree to merge as follows:

1.
Merger. Subject to the terms and conditions hereinafter set forth, Elite Nutritional Brands shall be merged with and into Aspen Group, with Aspen Group to be the surviving corporation in the merger (the “Merger”). The Merger shall be effective on the later of the date and time (the “Effective Time”) that a properly executed certificate of merger consistent with the terms of this Plan and Section 252 of the Delaware General Corporation Law (the “DGCL”) is filed with the Secretary of State of Delaware or articles of merger are filed with the Secretary of State of Florida.

2.	Principal Office of Aspen Group. The address of the principal office of Aspen Group is 301 Kindermack Road, Suite A-2, Westwood, NJ 07675.

3.
Corporate Documents. The Articles of Incorporation of Aspen Group, as in effect immediately prior to the Effective Time, shall continue to be the Articles of Incorporation of Aspen Group as the surviving corporation without change or amendment until further amended in accordance with the provisions thereof and applicable law. The Bylaws of Aspen Group, as in effect immediately prior to the Effective Time, shall continue to be the Bylaws of Aspen Group as the surviving corporation without change or amendment until further amended in accordance with the provisions thereof and applicable law.

4.
Directors and Officers. The directors and officers of Elite Nutritional Brands at the Effective Time shall be and become directors and officers, holding the same titles and positions, of Aspen Group at the Effective Time, and after the Effective Time shall service in accordance with the Bylaws of Aspen Group.

5.	Succession. At the Effective Time, Aspen Group shall succeed to Elite Nutritional Brands in the manner of and as more fully set forth in Section 259 of the DGCL and as set forth under Florida Law.

6.
Further Assurances. From time to time, as and when required by Aspen Group or by its successors and assigns, there shall be executed and delivered on behalf of Elite Nutritional Brands such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other action, as shall be appropriate or necessary in order to vest or perfect in or to confer of record or otherwise in Aspen Group the title to and possession of all interests, assets, rights, privileges, immunities, powers, franchises and authority of Elite Nutritional Brands and otherwise to carry out the purposes and intent of this Plan, and the officers and directors of Aspen Group are fully authorized in the name and on behalf of Elite Nutritional Brands or otherwise to take any and all such actions and to execute and deliver and an all such deeds and other instruments.

7.
Common Stock of Elite Nutritional Brands. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof each 2.5 shares of Florida Common Stock outstanding immediately prior thereto shall be changed and converted automatically into one fully paid and nonassessable share of Delaware Common Stock. All fractional shares shall be rounded up.

8.
Stock Certificates. At and after the Effective Time, all of the outstanding certificates which prior to that time represented shares of Florida Common Stock shall be deemed for all purposes to evidence ownership of and to represent shares of Delaware Common Stock into which the shares of the Florida Common Stock, represented by such certificates have been converted as herein provided. The registered owner on the books and records of Elite Nutritional Brands or its transfer agent of any such outstanding stock certificates shall, until such certificate shall have been surrendered for transfer or otherwise accounted to Aspen Group or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of Florida Common Stock.

9.
Options; Warrants. Each option, warrant or other right to purchase 2.5 shares of Florida Common Stock, which are outstanding at the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become an option, warrant or right to purchase, respectively, one share of Delaware Common Stock as the case may be at an exercise or purchase price per share equal to the exercise or purchase price applicable to the option, warrant or other right to purchase Florida Common Stock.

10.
Common Stock of Aspen Group. At the Effective Time, the previously outstanding Ten shares of Florida Common Stock registered in the name of Elite Nutritional Brands shall, by reason of the Merger, be reacquired by Aspen Group, shall be retired and shall resume the status of authorized and unissued shares of Florida Common Stock and no shares of Florida Common Stock or other securities of Aspen Group shall be issued in respect thereof.

11.
Amendment. The Board of Directors of Elite Nutritional Brands and Aspen Group may amend this plan at any time prior to the Merger, provided that an amendment made subsequent to the adoption of the Plan by the sole shareholder of Aspen Group or the stockholders of Elite Nutritional Brands shall not (i) alter or change the amount or kinds of shares, securities, cash, property and/or rights to be received in exchange for the Delaware Common Stock or Delaware Preferred Stock (ii) alter or change any term of the articles of incorporation of Aspen Group, as surviving corporation to the Merger, or (iii) alter or change any of the terms and conditions of the plan if such alteration or change would adversely affect the holders of Delaware Common Stock or Delaware Preferred Stock.

12.
Abandonment. At any time before the Effective Time, this Plan may be terminated and the Merger contemplated hereby may be abandoned by the Board of Directors of either Elite Nutritional Brands or Aspen Group or both, notwithstanding approval of this Plan by the sole shareholder of Aspen Group or the stockholders of Elite Nutritional Brands, or both.

13.
Rights and Duties of Aspen Group. At the Effective Time and for all purposes the separate existence of Elite Nutritional Brands shall cease and shall be merged with and into Aspen Group which, as the surviving corporation, shall thereupon and thereafter possess all the rights, privileges, immunities, licenses and franchises (whether of a public or private nature) of Elite Nutritional Brands; and all property (real, personal and mixed) all debts on whatever account, all choices in action, and all and every other interest of or belonging to or due to Elite Nutritional Brands shall continue and be taken and deemed to be transferred to and vested in Aspen Group without further act or deed; and the title to any real estate or any other interest therein, vested in Elite Nutritional Brands shall not revert or be in any way impaired by reason of such Merger; and Aspen Group shall thenceforth be responsible and liable for all liabilities and obligations of Elite Nutritional Brands; and, to the extent permitted by law, any claim existing, or action or proceeding pending, by or against Elite Nutritional Brands may be prosecuted as if the Merger had not taken place, or Aspen Group may be substituted in the place of such corporation. Neither the rights of creditors nor any liens upon the property of Elite Nutritional Brands shall be impaired by the Merger. If at any time Aspen Group shall consider or be advised that any further assignment or assurances in law or any other actions are necessary or desirable to vest the title of any property or rights of Elite Nutritional Brands in Aspen Group according to the terms hereof, the officers and directors of Aspen Group are empowered to execute and make all such proper assignments and assurances and do any and all other things necessary or proper to vest title to such property or other rights in Aspen Group and otherwise to carry out the purposes of this Plan.

14.
Consent to Service of Process. Aspen Group hereby agrees that it may be served with process in the State of Delaware in any proceedings for enforcement of any obligation of Elite Nutritional Brands, as well as for enforcement of any obligation of Aspen Group arising from the Merger. Aspen group hereby irrevocably appoints the Secretary of State of the State of Delaware and the successors of such officer its attorney in fact in the State of Delaware upon whom may be served any notice, process or pleading in any action or proceeding against it to enforce against Aspen Group any obligation of Elite Nutritional Brands. In the event of such service upon the Secretary of the State of the State of Delaware or the successors of such officer, such service shall be mailed to the principal office of Aspen Group at 301 Kindermack Road, Suite A-2, Westwood, NJ 07675.

IN WITNESS HEREOF, this Agreement and Plan of Merger, having first been duly approved by resolution of the Board of Directors of Elite Nutritional Brands and Aspen Group, has been executed on behalf of each of said two corporations by their respective duly authorized officers.

Elite Nutritional Brands, Inc.
a Florida Company

By:
Don Ptalis, CEO

Aspen Group, Inc.
a Delaware Corporation

By:
Don Ptalis, CEO

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